Exhibit 99.1

Assured Guaranty Ltd. 30 Woodbourne Avenue – 5th Floor Hamilton Bermuda HM 08 441-299-9375 www.assuredguaranty.com

Press Release

Assured Guaranty Ltd. Reports First Quarter 2005 Net Income of $44.3 Million

Hamilton, Bermuda, May 5, 2005 – Assured Guaranty Ltd. (NYSE: AGO) reported net income of $44.3 million, or $0.59 per diluted share, for the first quarter ended March 31, 2005, a decrease of 6% compared with net income of $46.9 million, or $0.63 per diluted share, earned in the first quarter of 2004.

The Company’s change in strategy associated with its April 2004 initial public offering (“IPO”) resulted in numerous changes in the Company’s lines of business, underwriting focus, expense base and capital structure (“IPO-related transactions”), many of which occurred in the first and second quarters of 2004.  These IPO-related transactions affect the comparability of the Company’s first quarter 2005 results to its first quarter 2004 results.  The Company’s management generally evaluates the Company’s financial results excluding the impact of these IPO-related transactions, as they principally resulted from businesses that were sold or discontinued, or one-time expenses associated with the Company’s IPO.  To assist analysts and investors, this press release also presents the Company’s financial results excluding the impact of these transactions.

Analysis of Net Income

($ in millions)

	1Q-05	1Q-04	% Change
Net income	$44.3	$46.9	(6)%
Less: After-tax realized gains on investments	1.5	—	NMF
Less: After-tax unrealized gains on derivatives	1.5	3.1	(52)%
Operating income(1)	$41.3	$43.7	(5)%

Per Diluted Share

	1Q-05	1Q-04	% Change
Net income	$0.59	$0.63	(6)%
Less: After-tax realized gains on investments	0.02	—	NMF
Less: After-tax unrealized gains on derivatives	0.02	0.04	(50)%
Operating income(1)	$0.55	$0.58	(5)%

* The adjusted financial results constitute “non-GAAP financial measures” as defined in Regulation G under the U.S. Securities Exchange Act of 1934, as amended, and can be identified by the use of the term “excluding IPO-related transactions.”  In each case, the most directly comparable GAAP financial measure is presented and a reconciliation of the non-GAAP financial measure and such GAAP measure is provided.

Operating income(1), a non-GAAP financial measure, was $41.3 million, or $0.55 per diluted share, in the first quarter of 2005, a decrease of 5% from $43.7 million or $0.58 per diluted share, in the first quarter of 2004.  Investors, analysts and others, including management, use operating income to evaluate our results of operations, as this measure highlights the underlying profitability of our business.  First quarter 2004 operating income included $11.1 million, or $0.15 per diluted share, in after-tax IPO-related transaction income.  Assured Guaranty’s first quarter 2005 operating income included $4.4 million, or $0.06 per diluted share, in after-tax loss salvage income, principally for a loss incurred in 1998.  Management evaluates the Company’s first quarter 2005 financial results excluding this item as it resulted from a significant litigation recovery.**  Excluding these items in each respective quarter, Assured Guaranty’s first quarter 2005 operating income increased 13% over the prior year period, reflecting premium growth and improved underwriting results in its three financial guaranty segments.

Dominic Frederico, President and Chief Executive Officer of Assured Guaranty Ltd., commented,  “This was a very good quarter for Assured Guaranty.  We received a AAA insurer financial strength rating from Fitch Ratings for Assured Guaranty Corp., our U.S. direct financial guaranty company, while achieving the highest level of new business production since our IPO.”

Net Written Premiums by Segment

($ in millions)

	1Q-05	1Q-04	% Change
Financial guaranty direct	$23.1	$25.3	(9)%
Mortgage guaranty	19.4	14.0	39%
Financial guaranty reinsurance	34.0	52.4	(35)%
Total financial guaranty	76.5	91.7	(17)%
Other	—	(98.5)	NMF
Total	$76.5	$(6.9)	NMF

Net written premiums in the financial guaranty direct segment were $23.1 million, up 55% over the prior year period after excluding $10.4 million of first quarter 2004 IPO-related transactions.  Mortgage guaranty net written premiums rose 39% over the first quarter of 2004, reflecting the receipt of premiums from new business written in the quarter.

Net written premiums in the financial guaranty reinsurance segment were $34.0 million, a decline of 35% over the prior year period, as the 2004 reporting period included premium cessions on two contracts that are no longer in force as well as a high volume of public finance cessions from one client.

** The adjusted financial results constitute “non-GAAP financial measures” as defined in Regulation G under the U.S. Securities Exchange Act of 1934, as amended, and can be identified by the use of the term “excluding loss salvage.”  In each case, the most directly comparable GAAP financial measure is presented and a reconciliation of the non-GAAP financial measure and such GAAP measure is provided.

The other segment, which includes businesses sold or discontinued as part of our IPO, has not generated net written or earned premiums since the second quarter of 2004.  The $(98.5) million of net written premiums in the first quarter of 2004 reflects the impact of IPO-related transactions.

Net Earned Premiums by Segment

($ in millions)

	1Q-05	1Q-04	% Change
Financial guaranty direct	$20.4	$40.7	(50)%
Mortgage guaranty	4.6	8.4	(45)%
Financial guaranty reinsurance	23.0	20.4	13%
Total financial guaranty	48.1	69.5	(31)%
Other	—	17.2	NMF
Total	$48.1	$86.7	(45)%

Financial guaranty direct net earned premiums were $20.4 million in the first quarter of 2005 compared with $40.7 million in the first quarter of 2004, which included $24.2 million of IPO-related transaction net earned premiums.  Excluding IPO-related transaction net earned premiums, financial guaranty direct premiums increased 24% over the first quarter of 2004.  Net earned premiums from our single name corporate credit default swap (CDS) book of business, which was sold in the first quarter of 2005, were $4.4 million in the current quarter and $2.1 million in the first quarter of 2004.

Mortgage guaranty net earned premiums declined to $4.6 million in the first quarter of 2005 from $8.4 million in the first quarter of 2004 due to the run-off of the Company’s quota share mortgage guaranty reinsurance treaties.

Financial guaranty reinsurance net earned premiums including municipal bond refundings were up 13% over the first quarter of 2004, reflecting the growth in the segment’s book of business since the beginning of 2004 and were partially offset by lower municipal bond refunding premiums.  Municipal bond refunding net earned premiums, which are included in the financial guaranty reinsurance segment, were $1.4 million ($0.01 per diluted share) in the current period compared with $2.9 million ($0.02 per diluted share) in the first quarter of 2004.

Underwriting Results

($ in millions)

	1Q-05	1Q-04	% Change
Underwriting gain:
Financial guaranty direct	$11.0	$20.4	(46)%
Mortgage guaranty	2.2	3.1	(29)%
Financial guaranty reinsurance	17.6	6.3	179%
Total financial guaranty	30.9	29.7	4%
Other	1.1	2.1	(48)%
Total	$31.9	$31.9	—

Assured Guaranty reported a consolidated underwriting gain of $31.9 million in the first quarter of 2005 compared to an underwriting gain of $31.9 million in the first quarter of 2004.  Excluding $6.8 million (pre-tax) of first quarter 2005 loss salvage income and $14.1 million (pre-tax) of underwriting gains associated with first quarter 2004 IPO-related transactions, the Company’s underwriting gain increased 41% over the prior year period.  The effect of the underwriting gain increase on first quarter 2005 operating income was largely offset by higher interest expenses and lower investment income since the IPO, thereby resulting in a lower percentage growth in operating income than in underwriting income compared to the first quarter of 2004.

The underwriting gain for the financial guaranty direct segment was $11.0 million in the first quarter of 2005, down 46% compared to the first quarter of 2004, which included a $10.8 million gain due to IPO-related transactions.  Excluding IPO-related transactions, the underwriting gain in the financial guaranty direct segment rose 15%, reflecting the growth in earned premium and favorable credit conditions.

The mortgage guaranty segment’s underwriting gain declined 29% in the first quarter of 2005 to $2.2 million from $3.1 million in the first quarter of 2004 due to the run-off of the Company’s quota share mortgage guaranty reinsurance treaties.

The underwriting gain for the financial guaranty reinsurance segment in the first quarter of 2005 rose 179% to $17.6 million, including $6.8 million of loss salvage recoveries.  Excluding this loss salvage recovery, the segment’s underwriting gain rose 71% compared to the $6.3 million underwriting gain reported in the prior period, reflecting the growth in earned premiums and favorable credit conditions.

At March 31, 2005, the Company’s book value per share was $20.45, an increase of only 1% over the book value of $20.19 reported at December 31, 2004 due to the impact of the mark-to-market on the investment portfolio.  During the quarter, the Company repurchased 0.8 million shares of stock at an average cost of $18.87 per share.  Since the end of the quarter, the Company has completed its $25 million share repurchase program, purchasing 1.3 million shares at an average cost of $18.69.

Adjusted book value(2) per share, a non-GAAP measure, was $28.12 at March 31, 2005, up 2% from December 31, 2004.  Investors, analysts and others, including management, use the calculation of adjusted book value to estimate the net present value of the Company’s in-force premium and capital base.

Robert Mills, Chief Financial Officer of Assured Guaranty Ltd., commented, “Assured Guaranty’s balance sheet strength and earnings power grew during the quarter, reflecting both our new business production as well as strategic transactions, such as the sale of our single name CDS book, the agreement to reinsure FSA’s book of ceded reinsurance to Assured Guaranty Re in Bermuda and Assured Guaranty Corp.’s new $200 million soft capital facility.”

Analysis of Present Value of Gross Written Premiums (“PVP”)3

($ in millions)

	1Q-05	1Q-04	% Change
Financial guaranty direct	$37.5	$7.9	375%
Mortgage guaranty	13.1	19.2	(32)%
Financial guaranty reinsurance(4)	37.7	78.1	(52)%
PVP	$88.3	$105.1	(16)%

Financial guaranty direct segment generated $37.5 million of present value of gross premiums written (“PVP”)(3), a non-GAAP financial measure, in the quarter, a 375% increase over first quarter 2004 PVP of $7.9 million, and reflects the expansion of the Company’s direct financial guaranty market presence since the IPO.  Investors, analysts and others, including management, use PVP to estimate the value of new financial guaranty and mortgage guaranty business production in a period, as the GAAP gross written premiums measure includes installment premiums on contracts underwritten in previous periods and excludes installment premiums expected to be received in future periods.  See the “Financial Highlights” table for a reconciliation of PVP to gross written premiums.

Mortgage guaranty PVP declined 32% compared to the prior year period, reflecting the variability of new business production in this segment, which has large, multi-year contracts.

Financial guaranty reinsurance’s first quarter 2005 PVP was $37.7 million, a decrease of 52% from the segment’s first quarter 2004 PVP of $78.1 million.  Excluding the two reinsurance contracts included in 2004 that are no longer in force, first quarter 2005 PVP declined 15% compared with first quarter 2004, due to lower cessions from one reinsurance client in the first quarter of 2005.

Shareholders Meeting Held:  Assured Guaranty held its first Annual General Meeting of Shareholders this morning in Bermuda.  Shareholders approved all of the items submitted for shareholder approval in the proxy.

Walter Scott Elected as Chairman of the Board:   Walter Scott was elected Chairman of Assured Guaranty Ltd.’s Board of Directors at the Company’s regularly scheduled meeting on May 5, 2005.

Cash Dividend Declared:  On May 5, 2005, the Board of Directors also declared the regular quarterly cash dividend of U.S. $0.03 per share of common stock.  The dividend is payable on June 1, 2005 to shareholders of record at the close of business on May 17, 2005.

Investor Conference Call:  The Company will host a conference call for investors at 8:00 a.m. EDT (9:00 a.m. ADT) on Friday, May 6, 2005.  The earnings conference call will be available via live and archived webcast in the Investor Information section of the Company’s website at http://www.assuredguaranty.com or by dialing 1-800-901-5241 (in the U.S.) or 1-617-786-2963 (International), passcode 89441975.  A replay of the call will be available from May 6, 2005 until June 6, 2005.  To listen to the replay dial: 1-888-286-8010 (in the U.S.) or 1-617-801-6888 (International), passcode 21847564.

Please refer to the Assured Guaranty Financial Supplement – March 31, 2005, which is posted on the Company’s website at http://www.assuredguaranty.com/investor/supplement.html for more detailed information on individual segment performance, together with additional disclosure on our financial guaranty portfolio and investment portfolio.

Assured Guaranty Ltd. is a Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets.  More information can be found at www.assuredguaranty.com.

Assured Guaranty Ltd.

Consolidated Income Statements

	Quarter Ended
	March 31,
	2005	2004
	(dollars in millions)
Revenues
Gross written premiums	$78.1	$(1.5)
Net written premiums	76.5	(6.9)

Net earned premiums	48.1	86.7

Net investment income	23.1	24.4
Other income	0.3	0.5
Total revenues	71.5	111.6

Expenses
Loss and loss adjustment expenses	(9.4)	23.7
Profit commission expense	1.0	5.5
Acquisition costs	10.2	13.1
Other operating expenses	14.5	12.6
Goodwill impairment	—	1.6
Interest expense	3.3	1.4
Total expenses	19.6	58.0

Income before provision for income taxes	51.9	53.6

Total provision for income taxes	10.6	9.9

Operating income (1)	41.3	43.7

After-tax net realized investment gains	1.5	—
After-tax unrealized gains on derivative financial instruments	1.5	3.1

Net income	$44.3	$46.9

Assured Guaranty Ltd.

Consolidated Balance Sheets

	As of:
	March 31,	December 31,
	2005	2004
	(dollars in millions)

Assets
Fixed maturity securities, at fair value	$2,083.4	$1,965.1
Short-term investments, at cost which approximates market	63.5	175.8
Total investments	2,146.9	2,140.9

Cash and cash equivalents	21.7	17.0
Accrued investment income	23.1	21.9
Deferred acquisition costs	192.2	186.4
Prepaid reinsurance premiums	14.3	15.2
Reinsurance recoverable on ceded losses	118.3	120.2
Premiums receivable	42.7	40.8
Goodwill	85.4	85.4
Unrealized gains on derivative financial instruments	47.0	43.9
Other assets	18.0	22.3
Total assets	$2,709.7	$2,694.0

Liabilities and shareholders’ equity
Liabilities
Unearned premium reserves	$548.7	$521.3
Reserves for losses and loss adjustment expenses	218.4	226.5
Profit commissions payable	43.9	61.7
Reinsurance balances payable	29.0	25.1
Deferred income taxes	39.8	40.1
Funds held by Company under reinsurance contracts	52.4	50.8
Long-term debt	197.3	197.4
Other liabilities	42.4	43.7
Total liabilities	1,172.0	1,166.4

Shareholders’ equity
Common stock	0.8	0.8
Treasury stock	(7.9)	(7.9)
Additional paid-in capital	889.0	894.2
Unearned stock grant compensation	(11.2)	(6.7)
Retained earnings	610.3	568.3
Accumulated other comprehensive income	56.7	79.0
Total shareholders’ equity	1,537.7	1,527.6

Total liabilities and shareholders’ equity	$2,709.7	$2,694.0

Assured Guaranty Ltd.

Financial Highlights

(amounts in millions except per share data)

	Quarter Ended
	March 31,
	2005	2004

Premium analysis:
Gross written premiums (GWP) analysis:
Present value of financial guaranty & mortgage guaranty GWP (PVP) (3)	$88.3	$105.1
Less: Installment premium PVP	53.5	56.8
Upfront financial guaranty & mortgage guaranty GWP	34.7	48.3
Plus: Installment GWP	42.5	43.7
Financial guaranty & mortgage guaranty GWP	77.2	92.0
Other segment GWP	0.9	(93.6)
Total gross written premiums	$78.1	$(1.5)

Weighted average shares outstanding (in millions):
Basic	74.5	75.0
Diluted	74.9	75.0

Per diluted share:
Net income	$0.59	$0.63
After-tax realized gains on investments	0.02	—
After-tax unrealized gains on derivatives	0.02	0.04
Operating income(1)	$0.55	$0.58

	As of
	March 31,	December 31,
	2005	2004
Book value	$1,537.7	$1,527.6
Net UPR less DAC - after-tax(5)	277.0	268.6
Net present value of installment premiums in-force - after-tax	300.3	297.1
Adjusted book value(2)	$2,115.0	$2,093.3

Shares outstanding at the end of period (in millions)	75.2	75.7

Book value per share outstanding:
Book value	$20.45	$20.19
Net UPR less DAC - after-tax(5)	3.68	3.55
Net present value of installment premiums in-force - after-tax	3.99	3.93
Adjusted book value(2)	$28.12	$27.67

Endnotes:

1. Operating income, which is a non-GAAP financial measure, is defined as net income excluding after-tax realized gains (losses) on investments and after-tax unrealized gains (losses) on derivative financial instruments.  Operating ROE represents operating income as a percentage of average shareholders’ equity, excluding accumulated other comprehensive income (AOCI).  We believe the presentation of operating income and operating ROE enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.  We exclude net realized gains (losses) on investments and net unrealized gains (losses) on derivative financial instruments because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, market interest rates, credit spreads and other factors that management cannot control or predict.  This measure should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

2. Adjusted book value, which is a non-GAAP financial measure, is derived by beginning with shareholders’ equity (book value) and adding or subtracting the after-tax value of: the financial guaranty and mortgage guaranty net unearned premium reserve; deferred acquisition costs and the present value of estimated net future installment premiums (discounted at 6%).  The adjustments described above will not be realized until future periods and may differ materially from the amounts used in determining adjusted book value.  Management, investors and analysts use the calculation of adjusted book value to evaluate the net present value of the Company’s in-force premium and capital base.

3. PVP, which is a non-GAAP financial measure, represents gross premiums and fees related to financial guaranty and mortgage guaranty contracts written in the current period, including upfront and installment premiums received on contracts written in the current period and the present value of estimated future installment premiums, discounted at 6% per year.   We use 6% as the present value discount because it is the approximate taxable equivalent yield on our investment portfolio for the periods presented.  We believe PVP is a useful measure for management, equity analysts and investors because it permits the evaluation of the value of new business production for Assured Guaranty by taking into account the value of installment premiums on new contracts underwritten in a reporting period, which the GAAP gross premiums written does not adequately measure.

4. Due to reporting lags by our ceding companies, PVP for installment premiums from our financial guaranty reinsurance segment is reported on a one-quarter lag.

5. Unearned premium reserve (UPR) less pre-paid reinsurance premiums and deferred acquisition costs (DAC), all after-tax.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  For example, the Company’s forward-looking statements, including its statements regarding PVP and ROE, could be affected by a significant reduction in the amount of reinsurance ceded by one or more of our principal ceding companies, rating agency action such as a ratings downgrade, difficulties with the execution of the Company’s business strategy, contract cancellations, developments in the world’s financial and capital markets, more severe or frequent losses associated with products affecting the adequacy of the Company’s loss reserve, changes in regulation or tax laws, the Company’s dependence on customers, decreased demand or increased competition, loss of key personnel, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, and changes in general economic conditions, as well as management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Equity Investors and Media

Sabra Purtill

Managing Director, Investor Relations

212-408-6044

441-278-6665

spurtill@assuredguaranty.com

Christopher McNamee

Assistant Vice President, Investor Relations

212-261-5509

cmcnamee@assuredguaranty.com

Assured Guaranty Corp. Fixed Income Investors

Patrick Early

Director, Fixed Income Investor Relations

212-408-6043

pearly@assuredguaranty.com